Exhibit 3.1

Certificate Of Incorporation I, FLOSSIEBELL M. MARAGH Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Sands China Ltd. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 15th day of July Two Thousand Nine Given under my hand and Seal at George Town in the Island of Grand Cayman this 15th day of July Two Thousand Nine